EXHIBIT 3.1


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                   DELIVERED 05:49 PM 10/31/2006
                                                       FILED 05:49 PM 10/31/2006
                                                    SRV 061000967 - 4243205 FILE

                          CERTIFICATE OF INCORPORATION

         FIRST:   The name of this corporation (the "Corporation") is:

                           PROGRESSIVE TRAINING, INC.

         SECOND: The Registered Office of this Corporation in Delaware is to be located at 15 East North Street, Dover, Delaware 19901, County of Kent. The
Registered Agent in charge thereof is Paracorp Incorporated 15 East North Street, Dover, Delaware 19901.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporation may be organized under the General Corporation Law of Delaware other than the banking business, the trust company business, or the practice of a profession.

         FOURTH: The Corporation is authorized to issue one class of stock, namely common stock, and the total number of shares of common stock which this corporation is authorized to issue is One Hundred Million (100,000,000), par value $0.0001 per share.

         FIFTH:   The name and address of the  incorporator of this  Corporation are as follows:

                            L. Stephen  Albright, Esq.
                            17337 Ventura  Blvd., Ste. 208
                            Encino, California 91316

         SIXTH:   The Board of Directors shall have the power to adopt, amend or repeal the by-laws of this Corporation.

         SEVENTH: No director shall be personally liable to this Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment or repeal of this Article Seventh shall apply to or have any effect on the liability of alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director prior to such amendment.

         I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 31st day of October, 2006.


                                              /s/ L. Stephen Albright
                                              ----------------------------------
                                              L. STEPHEN ALBRIGHT, Incorporator